Exhibit 3.1

KPMG LLP Vaughan Metropolitan Centre 100 New Park Place Suite 1400 Vaughan, ON Canada L4K 0J3 Telephone (905) 265-5900 Fax (905) 265-6390 www.kpmg.ca

AUDITORS’ CONSENT

The Board of Directors

Constellation Software Inc.

We consent to the use of our audit report, dated March 29, 2023, on the consolidated financial statements of Constellation Software Inc. (the “Entity”), which comprise the consolidated statements of financial position as at December 31, 2022 and December 31, 2021, the consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows for each of the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is included in the Registration Statement on Form F-7 dated August 7, 2023, of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
August 7, 2023
Vaughan, Canada